UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2006

WORKSTREAM INC.

(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1

(Address of Principal Executive Offices) (Zip Code)

(613) 270 0619

 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation.

On October 12, 2006, Workstream Inc. (the “Company”) consummated a loan transaction with Hilco Financial, LLC (“Hilco”) pursuant to which the Company borrowed $15,000,000 from Hilco. Pursuant to the terms of the Loan and Security Agreement and Note, interest on the loan is due monthly at a rate of prime plus 2.5% per annum for the initial 180 days and at a rate of prime plus 3.5% per annum for the remainder of the loan. The term of the loan is 545 days from the date of closing and may be prepaid at the option of the Company. Upon repayment of the loan for any reason, the Company will be required to pay to Hilco an additional payment such that Hilco receives an internal rate of return of 30% per annum during the initial 180 days of the loan and 40% per annum during the remainder of the term of the loan. The loan contains various financial covenants that requires the Company to maintain at all times at least $15,000,000 of qualified accounts receivable and cash and to maintain cash of at least $10,000,000.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the loan, at closing the Company issued to Hilco a Warrant to purchase 2,750,000 shares of the Company’s common shares at an exercise price of $.01 per share. The Warrant is exercisable within five years from the closing date.
The issuance of the Warrants was deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.01. Other Events.

As described above, the loan transaction between the Company and Hilco was consummated on October 12, 2006. A general description of such transaction and the material agreements entered into by the Company in connection therewith is contained in the Company’s Current Report on Form 8-K filed on October 4, 2006.

The Company issued a press release on October 12, 2006 announcing the closing of the loan transaction. The full text of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1  Press release issued by the Company on October 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: October 19, 2006	By:	/s/ Michael Mullarkey
Name: Michael Mullarkey Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on October 12, 2006